EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-175643) of Angiotech Pharmaceuticals, Inc. of our audit report dated March 29, 2012 relating to the consolidated financial statements and the financial statement schedules of the Successor Company as at December 31, 2011 and for the eight months then ended, which appears in this Form 10-K.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-175643) of Angiotech Pharmaceuticals, Inc. of our audit report dated March 29, 2012 relating to the consolidated financial statements and the financial statement schedules of the Predecessor Company as at December 31, 2010 and for the four months ended April 30, 2011 and for each of the two years ended December 31, 2010, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Vancouver, British Columbia

March 29, 2012